FINGERHUT RECEIVABLES, INC.
                                        Buyer

                                         and

                                FINGERHUT CORPORATION
                                        Seller



                                   SECOND AMENDMENT
                             Dated as of January 12, 1997

                                          to

                                  PURCHASE AGREEMENT
                              Dated as of June 29, 1994




                    SECOND AMENDMENT to PURCHASE AGREEMENT, dated as of January 12, 1997 ("Second Amendment") by and between Fingerhut Receivables, Inc., as Buyer (the "Buyer") and Fingerhut
          Corporation, as Seller (the "Seller").

                    WHEREAS, the Buyer and the Seller have heretofore executed and delivered the Purchase Agreement, dated as of June 29, 1994, and the First Amendment to Purchase Agreement, dated as of November 15, 1994 (as so amended, the "Original Agreement"), each between the Buyer and the Seller for the purchase of certain installment sale contract receivables generated by the Seller from time to time in its ordinary course of business;

                    WHEREAS, Section 9.1 of the Original Agreement provides that the Buyer and the Seller may amend the Original Agreement by a written instrument signed by both parties;

                    WHEREAS, Section 9.1 of the Original Agreement requires the Seller to provide prompt written notice of any such amendment to the Rating Agencies and such notice has been given to each Rating Agency; and

                    WHEREAS, all other conditions precedent to the execution of this Second Amendment have been complied with;

                    NOW, THEREFORE, the Buyer and the Seller are executing and delivering this Second Amendment in order to amend the Original Agreement in the following manner.

                    Capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Agreement or, if not defined therein, in the Amended and Restated Pooling and Servicing Agreement dated as of January 12, 1997 (the "Pooling and Servicing Agreement") by and among the Buyer, as Transferor, Fingerhut National Bank, as Servicer, and The Bank of New York (Delaware), as Trustee.

                    SECTION 1. Definitions. The following defined term is hereby added to Section 1.1 of the Original Agreement in the appropriate alphabetical order:

                    "Debtor Relief Law" shall mean any of (i) the Bankruptcy Code of the United States of America and (ii) all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect affecting the rights of creditors generally.

                    SECTION 2. Amendment of Section 6.1(b). Section 6.1(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

                    (b) Reassignment of the Sold Assets. In the event of a breach of any of the representations and warranties set forth in Section 4.1(a), (b), and (c) and 4.2(a)(i) and (ii), the Buyer by notice given in writing to the Seller may direct the Seller to accept reassignment of the Receivables at the amount specified below within 60 days of such notice (or within such longer period as may be specified in such notice), and the Seller shall be obligated to accept reassignment of the Receivables within such applicable period on the terms and conditions set forth below; provided, however, that no such reassignment shall be required to be made if, at any time during such applicable period, the Seller delivers to the Buyer an Officer's Certificate stating that the representations and warranties contained in Section 4.1(a), (b), and (c) and 4.2(a)(i) and (ii) shall then be true and correct in all material respects as if made on such day. The Seller shall pay to the Buyer on the day of such reassignment an amount equal to the product of (i) the aggregate Invested Amount plus accrued and unpaid interest on the Investor Certificates and
          (ii) a fraction, the numerator of which is the outstanding balance of Principal Receivables sold by the Seller to the Buyer hereunder, and the denominator of which is the sum of the outstanding balance of Principal Receivables sold by the Seller to the Buyer hereunder plus the outstanding balance of Principal Receivables sold by Fingerhut Companies, Inc. to the Buyer pursuant to the receivables purchase agreement dated as of January 12, 1997 between the Buyer, as purchaser of such Receivables, and Fingerhut Companies, Inc., as seller of such Receivables, as amended from time to time. On the day on which such amount has been paid, each Receivable sold to the Buyer hereunder shall be sold and reassigned to the Seller, and the Buyer shall execute and deliver such instruments of sale and assignment, in each case without recourse, representation or warranty, as shall be reasonably requested by the Seller to vest in the Seller, or its designee or assignee, all right, title and interest of the Buyer in and to each such Receivable. The obligation of the Seller to purchase Receivables pursuant to this Section shall constitute the sole remedy available to the Buyer for a breach of the representations and warranties contained in
          Section 4.1(a), (b), and (c) and 4.2(a)(i) and (ii).

                    SECTION 3. Ratification of Original Agreement. As amended by this Second Amendment, the Original Agreement is in all respects ratified and confirmed, and the Original Agreement as so amended by this Second Amendment shall be read, taken and construed as one and the same instrument.

                    SECTION 4. No Waiver. The execution and delivery of this Second Amendment shall not constitute a waiver of a past default under the Original Agreement or impair any right consequent thereon.

                    SECTION 5. Counterparts. The Second Amendment may be executed in two or more counterparts including telefax transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

                    SECTION 6. GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                    SECTION 7. Effective Date. This Second Amendment shall become effective as of the day and year first above written.


                    IN WITNESS WHEREOF, the Buyer and the Seller have caused this Second Amendment to be duly executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                           FINGERHUT RECEIVABLES, INC.
                                             as Buyer

                                           By: /s/ James M. Wehmann
                                              ___________________________
                                              Name:  James M. Wehmann
                                              Title: Vice President,
                                                     Assistant Treasurer


                                           FINGERHUT CORPORATION
                                             as Seller

                                           By: /s/ Robert W. Oberrender
                                              ___________________________
                                              Name:  Robert W. Oberrender
                                              Title: Vice President,
                                                     Treasurer